U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20594

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                 0-24075

                                                                 CUSIP NUMBER
                                                                 62873Q 10 6

               (Check One):

/X/  Form 10-K and Form 10-KSB     / /  Form 20-F      / /  Form 11-K
/ /  Form 10-Q and Form 10-QSB     / /  Form N-SAR

          For Period Ended: 11/30/98

          / /  Transition Report on Form 10-K
          / /  Transition Report on Form 20-F
          / /  Transition Report on Form 11-K
          / /  Transition Report on Form 10-Q
          / /  Transition Report on Form N-SAR

          For the Transition Period Ended:

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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Part I -- Registrant Information
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         Full Name of Registrant        NBG RADIO NETWORK, INC.

         Former Name if Applicable

         520 SW SIXTH AVENUE, SUITE 750
         -----------------------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

         PORTLAND, OREGON 97204
         -----------------------------------------------------------------------
         City, State and Zip Code


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Part II -- Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q, and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Form 10-KSB for the year ended November 30, 1998 could not be filed prior to the date due because of a delay in receiving the audited financial statements and auditor's report thereon for the fiscal year ended November 30, 1998. The Form 10-KSB was due on Monday, March 1, 1999. The Company did not receive the audited financial statements and auditor's report until Friday afternoon, February 26, 1999. Due to the delay, the Company was unable to prepare the Form 10-KSB for electronic filing prior to the due date.

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Part IV -- Other Information
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     (1)   Name and telephone number or person to contact in regard to this notification

           John J. Brumfield                 (503)                802-4624
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                (Name)                    (Area Code)       (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             /X/ Yes  / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portions thereof?
                                                             / / Yes  /X/ No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             NBG RADIO NETWORK, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date March 1, 1999                  By /s/ John J. Brumfield
     -----------------                 ----------------------------------
                                       John J. Brumfield, Chief Financial
                                       Officer and Vice President, Finance

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                                    ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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